Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

GS Finance Corp. $1,653,500 Trigger Autocallable Contingent Yield Notes due 2024 guaranteed by The Goldman Sachs Group, Inc.

The notes do not pay a fixed coupon and may pay no coupon on a payment date. The amount that you will be paid on your notes is based on the performance of the MSCI Emerging Markets Index and the Nikkei 225. The notes will mature on the stated maturity date (August 1, 2024) unless they are automatically called on any determination date commencing in July 2020. Your notes will be called if the closing level of each index on any determination date commencing in July 2020 is greater than or equal to its initial index level (1,045.73 with respect to the MSCI Emerging Markets Index and 21,616.80 with respect to the Nikkei 225), resulting in a payment on the applicable payment date (the dates specified on page S-7) equal to the face amount of your notes plus the contingent coupon (described below) then due. The notes will not be called if the closing level of at least one index is less than its respective initial index level on a determination date.

On each determination date (the dates in January, April, July and October specified on page S-7), unless previously called, if the closing level of each index is greater than or equal to 70% of its initial index level, you will receive on the applicable payment date a contingent coupon of $0.18375 for each $10 face amount of your notes. If the closing level of at least one index on any determination date is less than 70% of its initial index level, you will not receive a contingent coupon payment on the applicable payment date.

Unless previously redeemed, the amount that you will be paid on your notes at maturity, in addition to the final contingent coupon, if any, is based on the performance of the lesser performing index (the index with the lowest index return). The index return for each index is the percentage increase or decrease in the final index level of such index on the final determination date from its initial index level.

At maturity, for each $10 face amount of your notes outstanding, you will receive an amount in cash equal to:

•	if the final index level of each index is greater than or equal to 70% of its initial index level, $10 plus the final contingent coupon; or
•

if the final index level of at least one index is less than 70% of its initial index level, the sum of (i) $10 plus (ii) the product of (a) the lesser performing index return times (b) $10. You will receive less than 70% of the face amount of your notes and you will not receive a final contingent coupon.

The maximum return on your notes is 1.8375% quarterly (or 7.35% per annum, assuming that you received all four contingent coupon payments in a year), regardless of how much any index appreciates.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-15.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $9.62 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	July 31, 2019	Original issue price:	100% of the face amount
Underwriting discount:	2.85% of the face amount*	Net proceeds to the issuer:	97.15% of the face amount
*UBS Financial Services Inc., the selling agent, will receive a selling concession not in excess of 2.5% of the face amount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Prospectus Supplement No. 6,131 dated July 29, 2019

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.62 per $10 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.33 per $10 face amount).

Prior to July 31, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through July 30, 2020). On and after July 31, 2020, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●	Prospectus supplement dated July 10, 2017
●	Prospectus dated July 10, 2017

The information in this prospectus supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

$1,653,500

Trigger Autocallable Contingent Yield Notes due 2024

FINAL TERMS
Issuer:	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index/Initial index level:	MSCI Emerging Markets Index / 1,045.73 (the closing level of such index on the trade date)
Index/Initial index level:	Nikkei 225 / 21,616.80 (the closing level of such index on the trade date)
Trade date:	July 29, 2019
Original issue date:	July 31, 2019
Stated maturity date:	unless the notes are automatically called, August 1, 2024
Autocall feature:

if, as measured on any call observation date, the closing level of each index is greater than or equal to its initial index level, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the contingent coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes, and no further payments will be made since your notes will no longer be outstanding. If the closing level of at least one index is below its initial index level on a call observation date, the notes cannot be called.

Cash settlement amount:

•if the final index level of each index is greater than or equal to its downside threshold, $10 plus the final contingent coupon; or

•if the final index level of at least one index is less than its downside threshold, the sum of (i) $10 plus (ii) the product of (a) the lesser performing index return times (b) $10.

Determination date:	July 29, 2024
Contingent coupon:	$0.18375 /quarter (7.35% p.a.)
Downside threshold:	732.011 with respect to the MSCI Emerging Markets Index and 15,131.760 with respect to the Nikkei 225 (in each case, 70.00% of such index’s initial index level (rounded to the nearest one-thousandth))
Coupon barrier:	732.011 with respect to the MSCI Emerging Markets Index and 15,131.760 with respect to the Nikkei 225 (in each case, 70.00% of such index’s initial index level (rounded to the nearest one-thousandth))
Final index level:

with respect to each index, the closing level of such index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-33

Closing level:	with respect to each index on any trading day, the closing level of such index, as further described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-35
Index return:

with respect to each index on the determination date, the quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a positive or negative percentage

Lesser performing index:	the index with the lowest index return
Lesser performing index return:	the index return of the lesser performing index
Face amount:	$10 per note
Minimum purchase amount:	in connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000
Call observation dates:

each coupon determination date specified in the table below commencing July 29, 2020, to the extent the notes are then outstanding, subject to adjustment as described under “Specific Terms of Your Notes — Call Observation Dates” on page S-33.  Although the call observation dates occur quarterly after July 29, 2020, there may not be an equal number of days between call observation dates.

Call payment dates:	the coupon payment date immediately after the applicable call observation date, subject to adjustment as described under “Specific Terms of Your Notes — Call Payment Dates” on page S-33
Original issue price:	100% of the face amount
CUSIP / ISIN:	36257W384 / US36257W3842
No listing:	the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Coupon Determination Dates*	Coupon Payment Dates**
October 29, 2019	October 31, 2019
January 29, 2020	January 31, 2020
April 29, 2020	May 1, 2020
July 29, 2020 Ɨ	July 31, 2020
October 29, 2020	November 2, 2020
January 29, 2021	February 2, 2021
April 29, 2021	May 4, 2021
July 29, 2021	August 2, 2021
October 29, 2021	November 2, 2021
January 31, 2022	February 2, 2022
April 29, 2022	May 4, 2022
July 29, 2022	August 2, 2022
October 31, 2022	November 2, 2022
January 30, 2023	February 1, 2023
April 28, 2023	May 3, 2023
July 31, 2023	August 2, 2023
October 30, 2023	November 1, 2023
January 29, 2024	January 31, 2024
April 29, 2024	May 1, 2024
July 29, 2024	August 1, 2024

*Subject to adjustment as described under “Specific Terms of Your Notes — Coupon Determination Dates” on page S-32 of this prospectus supplement

**Subject to adjustment as described under “Specific Terms of Your Notes — Contingent Coupon and Coupon Payment Dates” on page S-32 of this prospectus supplement

Ɨ This is the first date on which your notes may be automatically called.

Summary Information

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-29. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer:  GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlying indices:  the MSCI Emerging Markets Index (Bloomberg symbol, “MXEF Index”), as maintained by MSCI Inc., and the Nikkei 225 (Bloomberg symbol, “NKY Index”), as published by Nikkei Inc.; see “The Underlying Indices” on page S-40.

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $10; $1,653,500 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $10 and integral multiples of $10 in excess thereof

Minimum purchase amount:  In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000

Supplemental plan of distribution:  GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 2.5% of the face amount.  See “Supplemental Plan of Distribution” on page S-63

Purchase at amount other than face amount: the amount we will pay you for your notes on a call payment date or the stated maturity date, as the case may be, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-21 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the underlying indices, as described under “Supplemental Discussion of Federal Income Tax Consequences” herein.  Pursuant to this approach, it is the opinion of Sidley Austin llp that it is likely that any contingent coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the notes, we intend to withhold on contingent coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to any contingent coupon payment) and your tax basis in your notes.

Cash settlement amount (on any call payment date):  if your notes are automatically called on a call observation date because the closing level of each underlying index is greater than or equal to its initial underlying index level, for each $10 face amount of your notes, on the related call payment date, we will pay you an amount in cash equal to the sum of (i) $10 plus (ii) the contingent coupon then due

Autocall feature:  if, as measured on any call observation date, the closing level of each underlying index is greater than or equal to its initial underlying index level, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the contingent coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes, and no further payments will be made since your notes will no longer be outstanding. If the closing level of at least one underlying index is below its initial underlying index level on a call observation date, the notes cannot be called.

Cash settlement amount (on the stated maturity date):  if your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlying index level of each underlying index is greater than or equal to its downside threshold, $10 plus the final contingent coupon; or
•

if the final underlying index level of at least one underlying index is less than its downside threshold, the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying index return times (b) $10.

Downside threshold: 732.011 with respect to the MSCI Emerging Markets Index and 15,131.760 with respect to the Nikkei 225 (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth))

Lesser performing underlying index return:  the underlying index return of the lesser performing underlying index

Lesser performing underlying index:  the underlying index with the lowest underlying index return

Contingent coupon:  subject to the autocall feature, on each coupon payment date, for each $10 face amount of your notes, we will pay you an amount in cash equal to:

•	if the closing level of each underlying index on the related coupon determination date is greater than or equal to its coupon barrier, $0.18375 (i.e., equal to a return of 7.35% per annum); or
•	if the closing level of at least one underlying index on the related coupon determination date is less than its coupon barrier, $0.00

No contingent coupon payment or return of principal is guaranteed. As discussed above, we will not pay a contingent coupon with respect to any coupon determination date on which the closing level of at least one underlying index is less than its respective coupon barrier. Also, although both the coupon determination dates and coupon payment dates occur quarterly, there may not be an equal number of days between coupon determination dates or between coupon payment dates, respectively.  However, the way in which the contingent coupon is determined will not vary based on the actual number of days between coupon determination dates or between coupon payment dates.

Coupon barrier: 732.011 with respect to the MSCI Emerging Markets Index and 15,131.760 with respect to the Nikkei 225 (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth))

Initial underlying index level: 1,045.73 with respect to the MSCI Emerging Markets Index and 21,616.80 with respect to the Nikkei 225 (in each case, the closing level of such underlying index on the trade date)

Final underlying index level: with respect to each underlying index, the closing level of such underlying index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-33

Closing level:  with respect to each underlying index on any trading day, the closing level of such underlying index, as further described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-35

Underlying index return:  with respect to each underlying index on the determination date, the quotient of (i) the final underlying index level minus the initial underlying index level divided by (ii) the initial underlying index level, expressed as a positive or negative percentage

Defeasance: not applicable

No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day:  as described under “Specific Terms of Your Notes – Special Calculation Provisions – Business Day” on page S-35

Trading day:  as described under “Specific Terms of Your Notes – Special Calculation Provisions – Trading Day” on page S-35

Trade date:  July 29, 2019

Original issue date (settlement date): July 31, 2019

Determination date:  July 29, 2024, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-31

Stated maturity date:  August 1, 2024, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-31

Call observation dates:  each coupon determination date specified in the table below commencing July 29, 2020, to the extent the notes are then outstanding, subject to adjustment as described under “Specific Terms of Your Notes — Call Observation Dates” on page S-33.  Although the call observation dates occur quarterly after July 29, 2020, there may not be an equal number of days between call observation dates.

Call payment dates:  the coupon payment date immediately after the applicable call observation date, subject to adjustment as described under “Specific Terms of Your Notes — Call Payment Dates” on page S-33

Coupon determination dates: the dates specified as such in the table under the section “Coupon payment dates” below, subject to adjustment as described under “Specific Terms of Your Notes — Coupon Determination Dates” on page S-32. Although the coupon determination dates occur quarterly, there may not be an equal number of days between coupon determination dates.

Coupon payment dates: the dates specified in the table below, subject to adjustment as described under “Specific Terms of Your Notes — Contingent Coupon and Coupon Payment Dates” on page S-32. Although the coupon payment dates occur quarterly, there may not be an equal number of days between coupon payment dates.

Coupon Determination Dates	Coupon Payment Dates
October 29, 2019	October 31, 2019
January 29, 2020	January 31, 2020
April 29, 2020	May 1, 2020
July 29, 2020 Ɨ	July 31, 2020
October 29, 2020	November 2, 2020
January 29, 2021	February 2, 2021
April 29, 2021	May 4, 2021
July 29, 2021	August 2, 2021
October 29, 2021	November 2, 2021
January 31, 2022	February 2, 2022
April 29, 2022	May 4, 2022
July 29, 2022	August 2, 2022
October 31, 2022	November 2, 2022
January 30, 2023	February 1, 2023
April 28, 2023	May 3, 2023
July 31, 2023	August 2, 2023

October 30, 2023	November 1, 2023
January 29, 2024	January 31, 2024
April 29, 2024	May 1, 2024
July 29, 2024	August 1, 2024

Ɨ This is the first date on which your notes may be automatically called.

Regular record dates:  the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Calculation agent:  GS&Co.

CUSIP no.: 36257W384

ISIN no.: US36257W3842

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Hypothetical ExampleS (Hypothetical terms only. Actual terms may vary.)

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the underlying indices on a coupon determination date could have on the contingent coupon payable on the related coupon payment date and (ii) the impact that the various hypothetical closing levels of the lesser performing underlying index on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlying index levels of the lesser performing underlying index that are entirely hypothetical; no one can predict what the underlying index level of any underlying index will be on any day throughout the life of your notes, what the closing level of any underlying index will be on any coupon determination date or call observation date, as the case may be, and what the final underlying index level of the lesser performing underlying index will be on the determination date. The underlying indices have been highly volatile in the past — meaning that the underlying index levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying indices, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-15 of this prospectus supplement.  The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$10
Initial underlying index level of the MSCI Emerging Markets Index	1,045.73
Initial underlying index level of the Nikkei 225	21,616.80
Downside threshold

732.011 with respect to the MSCI Emerging Markets Index and 15,131.760 with respect to the Nikkei 225 (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth))

Coupon barrier

732.011 with respect to the MSCI Emerging Markets Index and 15,131.760 with respect to the Nikkei 225 (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-hundredth))

Contingent coupon	$0.18375 (7.35% per annum)
Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon determination date or the originally scheduled determination date
No change in or affecting any of the underlying index stocks or the method by which the applicable underlying index sponsor calculates any underlying index
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlying indices over the life of your notes, the actual underlying index levels on any call observation date or coupon determination date, as well as the contingent coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlying index levels shown elsewhere in this prospectus supplement. For information about the underlying index levels during recent periods, see “The Underlying Indices — Historical Closing Levels of the Underlying Indices” on page S-54. Before investing in the notes, you should consult publicly available information to determine the underlying index levels between the date of this prospectus supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying index stocks.

Hypothetical Contingent Coupon Payments

With respect to each $10 face amount of notes, the examples below show hypothetical contingent coupons, if any, that we would pay on a coupon payment date if the closing levels of the underlying indices on the applicable coupon determination date were the hypothetical closing levels shown.

Scenario 1

Hypothetical Coupon Determination Date	Hypothetical Closing Level of the MSCI Emerging Markets Index	Hypothetical Closing Level of the Nikkei 225	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	800	10,000	$0.00000
Second	950	12,000	$0.00000
Third	800	23,000	$0.18375
Fourth	1,100	11,000	$0.00000
Fifth	800	12,500	$0.00000
Sixth	530	9,000	$0.00000
Seventh	900	17,000	$0.18375
Eighth	870	12,000	$0.00000
Ninth	1,000	18,000	$0.18375
Tenth	960	10,000	$0.00000
Eleventh	980	13,000	$0.00000
Twelfth - Twentieth	600	14,000	$0.00000
		Total Hypothetical Contingent Coupons Paid	$0.55125

In Scenario 1, the hypothetical closing level of each underlying index increases and decreases by varying amounts, compared to its initial underlying index level, on the hypothetical coupon determination dates.  Because the hypothetical closing level of each underlying index on the third, seventh and ninth hypothetical coupon determination dates is greater than or equal to its coupon barrier, hypothetical contingent coupons are paid on the three related hypothetical coupon payment dates and the total of the hypothetical contingent coupons paid in Scenario 1 is $0.55125.  Because the hypothetical closing level of at least one of the underlying indices on all other hypothetical coupon determination dates is less than its coupon barrier, no contingent coupons will be paid, including at maturity.  Regardless of any contingent coupons paid during the term of the notes, the overall return on your notes may be less than zero.

Scenario 2

Hypothetical Coupon Determination Date	Hypothetical Closing Level of the MSCI Emerging Markets Index	Hypothetical Closing Level of the Nikkei 225	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	500	16,500	$0.00000
Second	600	17,000	$0.00000
Third	600	18,000	$0.00000
Fourth	650	18,500	$0.00000
Fifth	600	23,000	$0.00000
Sixth	500	18,000	$0.00000
Seventh	500	17,000	$0.00000
Eighth	550	17,500	$0.00000
Ninth	600	18,500	$0.00000
Tenth	650	19,000	$0.00000
Eleventh	550	17,000	$0.00000
Twelfth - Twentieth	500	16,000	$0.00000
		Total Hypothetical Contingent Coupons Paid	$0.00000

In Scenario 2, the hypothetical closing level of the MSCI Emerging Markets Index decreases by varying amounts, compared to its initial underlying index level, on the hypothetical coupon determination dates and the hypothetical closing level of the Nikkei 225 increases and decreases by varying amounts, compared to its initial underlying index level, on the hypothetical coupon determination dates.  Because in each case the hypothetical closing level of the MSCI Emerging Markets Index is less than its coupon barrier, you will not receive a hypothetical contingent coupon payment on any hypothetical coupon payment date, even though the level of the Nikkei 225 is above its coupon barrier on each hypothetical coupon determination date.  Therefore, the total of the hypothetical contingent coupons paid in Scenario 2 is $0.0000. The overall return on your notes will be zero or less.

Scenario 3

Hypothetical Coupon Determination Date	Hypothetical Closing Level of the MSCI Emerging Markets Index	Hypothetical Closing Level of the Nikkei 225	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	1,100	13,000	$0.00000
Second	600	12,000	$0.00000
Third	500	11,500	$0.00000
Fourth	1,100	24,000	$0.18375
		Total Hypothetical Contingent Coupons Paid	$0.18375

In Scenario 3, the hypothetical closing level of each underlying index increases and decreases by varying amounts, compared to its initial underlying index level, on the hypothetical coupon determination dates.  Because the hypothetical closing level of at least one of the underlying indices on the first three hypothetical coupon determination dates is less than its coupon barrier, no coupon will be paid on the first three hypothetical coupon payment dates. Because the hypothetical closing level of each underlying index is greater than or equal to its initial underlying index level on the fourth hypothetical coupon determination date (which is also the first hypothetical call observation date), your notes will be automatically called.  Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical contingent coupon of $0.18375, you will receive an amount in cash equal to $10 for each $10 face amount of your notes.

Hypothetical Cash Settlement Amount at Maturity

If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing level of at least one underlying index is less than its initial underlying index level) the cash settlement amount we would deliver for each $10 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlying index on the determination date, as shown in the table below.  The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlying index levels of the lesser performing underlying index and are expressed as percentages of the initial underlying index level of the lesser performing underlying index.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying index level of the lesser performing underlying index (expressed as a percentage of the initial underlying index level of the lesser performing underlying index), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlying index level of the lesser performing underlying index (expressed as a percentage of the initial underlying index level of the lesser performing underlying index) and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlying Index Level of the Lesser Performing Underlying Index	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Automatically Called on a Call Observation Date
(as Percentage of Initial Underlying Index Level)	(as Percentage of Face Amount)
99.999%	100.000%*
85.000%	100.000%*
80.000%	100.000%*
75.000%	100.000%*
70.000%	100.000%*
69.999%	69.999%
50.000%	50.000%
45.000%	45.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%
*Does not include the final contingent coupon

If, for example, the notes have not been automatically called on a call observation date and the final underlying index level of the lesser performing underlying index were determined to be 25.000% of its initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment excluding any contingent coupons you may have received over the term of the notes (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final underlying index level of the lesser performing underlying index were determined to be 75.000% of its initial underlying index level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.  Because the final underlying index level of the lesser performing underlying index is greater than or equal to its downside threshold, if you held your notes to the stated maturity date, you would receive $10 for each $10 face amount of your notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated

maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-20.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-20. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing levels of the underlying indices on any day, the final underlying index levels of the underlying indices or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underlying indices and the market value of your notes at any time prior to the stated maturity date. The actual contingent coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are called and on the actual closing levels of the underlying indices and the actual final underlying index levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the contingent coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an index to which your notes are linked, the stocks comprising such index. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the contingent coupons (if any) and return on the notes will be based on the performance of each underlying index, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the MSCI Emerging Markets Index and the Nikkei 225 as measured from their initial underlying index levels to their closing levels on the determination date. If the final underlying index level of the lesser performing underlying index for your notes is less than its downside threshold, you will have a loss for each $10 of the face amount of your notes equal to the product of the lesser performing underlying index return times $10. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the downside threshold applies only at maturity and the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlying Index

If your notes are not automatically called and the final underlying index level of the lesser performing underlying index is less than its downside threshold, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a drop of up to 30.00% between the initial underlying index level and the final underlying index level of the lesser performing underlying index will not result in a loss of principal on the notes, a decrease in the final underlying index level of the lesser performing underlying index to less than 70.00% of its initial underlying index level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the lesser performing underlying index.

You May Not Receive a Contingent Coupon on Any Coupon Payment Date

You will be paid a contingent coupon on a coupon payment date only if the closing level of each underlying index on the applicable coupon determination date is equal to or greater than its coupon barrier. If the closing level of at least one underlying index on the related coupon determination date is less than its coupon barrier, you will not receive a contingent coupon payment on the applicable coupon payment date. If this occurs on every coupon determination date, whether due to changes in the levels of one or both underlying indices, the overall return you earn on your notes will be less than zero and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

Because the Notes Are Linked to the Performance of the Lesser Performing Underlying Index, You Have a Greater Risk of Receiving No Quarterly Contingent Coupons and Sustaining a Significant Loss on Your Investment Than If the Notes Were Linked to Just One Underlying Index

The risk that you will not receive any quarterly contingent coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that at least one underlying index will close below its coupon barrier on any coupon determination date, or below its downside threshold on the determination date, than if the notes were linked to only one underlying index. Therefore, it is more likely that you will not receive any quarterly contingent coupons and that you will suffer a significant loss on your investment.

Movements in the values of the underlying indices may be correlated or uncorrelated at different times during the term of the notes and, if there is correlation, such correlation may be positive (the underlying indices move in the same direction) or negative (the underlying indices move in reverse directions). You should not take the historical correlation (or lack thereof) of the underlying indices as an indication of the future correlation, if any, of the underlying indices. Such correlation could have an adverse effect on your return on the notes. For example, if the underlying indices are negatively correlated on a coupon determination date or the determination date, as applicable, and the level of one underlying index increases, it is likely that the other underlying index will decrease and such decrease could cause such underlying index to close below its coupon barrier on a coupon determination date or below its downside threshold on the determination date. In addition, although the correlation of the underlying indices’ performance may change over the term of the notes, the contingent coupon is determined, in part, based on the correlation of the underlying indices' performance at the time when the terms of the notes are finalized. As discussed below in “A Higher Contingent Coupon, a Lower Coupon Barrier and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Indices, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underlying Indices and, Potentially, a Significant Loss at Maturity”, higher contingent coupons indicate a greater potential for missed contingent coupons and for a loss on your investment at maturity, which are risks generally associated with underlying indices that have lower correlation. In addition, other factors and inputs other than correlation may impact how the terms of the notes are set and the performance of the notes.

A Higher Contingent Coupon, a Lower Coupon Barrier and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Indices, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underlying Indices and, Potentially, a Significant Loss at Maturity

The economic terms for the notes, including the contingent coupon, the coupon barrier and the downside threshold, are based, in part, on the expected volatility of each underlying index at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the underlying indices.

Higher expected volatility with respect to each underlying index as of the trade date generally indicates a greater expectation as of that date that (i) the final underlying index level of the lesser performing underlying index could ultimately be less than its downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the notes, or (ii) the closing level of the underlying index on any coupon determination date will be less than its coupon barrier, which would result in the nonpayment of the contingent coupon. At the time the terms of the notes are set, higher expected volatility will generally be reflected in a higher contingent coupon, a lower coupon barrier and/or a lower downside threshold, as compared to otherwise comparable notes issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the notes prior to maturity) but with one or more different underlying indices. However, there is no guarantee that the higher contingent coupon, lower coupon barrier or lower downside threshold set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of receiving no contingent coupon on any coupon payment date or of losing some or all of your investment in the notes.

A relatively higher contingent coupon (as compared to otherwise comparable securities), which would increase the positive return if the closing level of each underlying index is greater than or equal to its coupon barrier on a coupon determination date, or a relatively lower coupon barrier, which would increase the amount that an underlying index could decrease on a coupon determination date before the notes become ineligible for a particular coupon payment, may generally indicate an increased risk that the level of each underlying index will decrease substantially, which would result in the nonpayment of the contingent coupon on some or all of the coupon payment dates.

Similarly, a relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of each underlying index will decrease substantially.  This would result in a significant loss at maturity if the final underlying index level of at least one underlying index is less than its downside threshold.  Further, a relatively lower downside threshold may not indicate that the notes have a greater likelihood of a return of principal at maturity based on the performance of each underlying index.

You should not take the historical volatility of any underlying index as an indication of its future volatility. You should be willing to accept the downside market risk of each underlying index and the potential to not receive some coupons and to lose a significant portion or all of your investment in the notes.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing level of each underlying index is greater than or equal to its initial underlying index level. Therefore, the term for your notes may be reduced to approximately one year after the original issue date and you will not receive any further payments on the notes since your notes will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

If the notes remain outstanding following any given call observation date, it means that at least one of the underlying indices has closed below its initial underlying index level on each prior call observation date. The longer the notes are outstanding from the trade date, the less time remains during which one or both of the underlying indices will have an opportunity to increase to or above its initial underlying index level to be automatically called.  The notes will not be automatically called in the event that at least one of the underlying indices does not increase to or beyond its initial underlying index level.

The Contingent Coupon Does Not Reflect the Actual Performance of the Underlying Indices from the Trade Date to Any Coupon Determination Date or from Coupon Determination Date to Coupon Determination Date

On any coupon payment date, you will receive a contingent coupon only if the level of each underlying index is equal to or above its coupon barrier.  The contingent coupon for each quarterly coupon payment date is different from, and may be less than, a contingent coupon that is based on the performance of any underlying index between the trade date and any coupon determination date or between two coupon determination dates.  You will not participate in any appreciation of any underlying index.  Accordingly, the contingent coupons, if any, on the notes may be less than the return you could earn on another instrument linked to any underlying index that pays contingent coupons based on the performance of such underlying index from the trade date to any coupon determination date or from coupon determination date to coupon determination date.  In addition, although both the coupon determination dates and coupon payment dates occur quarterly, there may not be an equal number of days between coupon determination dates or between coupon payment dates, respectively.  However, the way in which the contingent coupon is determined will not vary based on the actual number of days between coupon determination dates or between coupon payment dates.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlying Index

If the notes are not automatically called, the cash settlement amount will be based on the lesser performing underlying index without regard to the performance of the other underlying index. As a result, you could lose all or some of your initial investment if the lesser performing underlying index return is negative, even if there is an increase in the level of the other underlying index.  This could be the case even if the other underlying index increased by an amount greater than the decrease in the lesser performing underlying index.

You Are Exposed to the Market Risk of Each Underlying Index

Your return on the notes will be contingent upon the independent performance of each of the MSCI Emerging Markets Index and the Nikkei 225. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be fully exposed to the risks related to each underlying index. Poor performance by either of the underlying indices over the term of the notes may negatively affect your return and will not be offset or mitigated by positive performance by the other underlying index.

For the notes to be automatically called, each underlying index must close at or above its initial underlying index level on a call observation date. To receive any contingent coupon payment, each underlying index must close at or above its coupon barrier on a coupon determination date. To receive any contingent repayment of principal at maturity, each underlying index must close at or above its downside threshold on the determination date. In addition, if not automatically called prior to maturity, you will incur a loss proportionate to the negative return of the lesser performing underlying index even if the other underlying index appreciates during the term of the notes. Accordingly, your investment is subject to the market risk of each underlying index.

Movements in the values of the underlying indices may be correlated or uncorrelated at different times during the term of the notes.  Any such correlation may be positive (the underlying indices move in the same direction) or negative (the underlying indices move in reverse directions), and such correlation (or lack thereof) could have an adverse effect on your return on the notes.  If the performance of the underlying indices is not correlated or is negatively correlated, the risk of not receiving a contingent coupon and of incurring a significant loss of principal at maturity generally increases.

For example, the likelihood that one of the underlying indices will close below its coupon barrier on a coupon determination date and/or its downside threshold on the determination date, generally will increase when the movements in the values of the underlying indices are negatively correlated. This results in a greater likelihood that a contingent coupon will not be paid during the term of the notes and/or that there will be a significant loss of principal at maturity if the notes are not previously automatically called.

However, even if the underlying indices have a higher positive correlation, one or more of those underlying indices might close below its coupon barrier on a coupon determination date or its downside threshold on the determination date, as each of the underlying indices may decrease in value together.

The contingent coupon and the downside threshold are determined, in part, based on the correlations of the underlying indices’ performance at the time when the terms of the notes are set on the trade date. A higher contingent coupon, a lower coupon barrier and/or a lower downside threshold (as compared to otherwise comparable securities) are generally associated with more negative correlation, which reflects a greater likelihood that a contingent coupon will not be paid and that there will be a loss on your investment at maturity.  However, there is no guarantee that the higher contingent coupon, lower coupon barrier or lower downside threshold set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of receiving no contingent coupon on any coupon payment date or of losing some or all of your investment in the notes.

The correlations referenced in setting the terms of the notes are based on the future expected correlation of the underlying indices as determined by us and are not derived from the daily levels of the underlying indices over the period set forth under “Correlation of the Underlying Indices.”  Other factors and inputs other than correlation may also impact how the terms of the notes are set and the performance of the notes.

The greater the number of underlying indices to which a note is linked, generally the more likely it is that one of the underlying indices will close below its coupon barrier or its downside threshold, resulting in a greater likelihood that a contingent coupon will not be paid during the terms of the notes and that there will be a significant loss of principal at maturity.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

•	the levels of the underlying indices;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underlying indices;
•	the dividend rates of the underlying index stocks;
•

economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may affect the closing levels of the underlying indices;

•	the actual and expected positive or negative correlation between the underlying indices, or the actual or expected absence of any such correlation;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or the amount you may receive upon an automatic call or, if the notes are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the underlying indices based on their historical performance. The actual performance of the underlying indices over the life of the offered notes, the cash settlement amount paid on a call payment date or the stated maturity date, as the case may be, as well as the contingent coupon payable, if any, on each coupon payment date, may bear little or no relation to the historical closing levels of the underlying indices or to the hypothetical examples shown elsewhere in this prospectus supplement.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

If the Levels of the Underlying Indices Change, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the underlying indices. Changes in the levels of the underlying indices may not result in a comparable change in the market value of your notes. Even if the closing level of each underlying index is greater than or equal to the coupon barrier but less than 100% of its initial underlying index level during some portion of the life of the notes, the market value of your notes may not reflect this. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying indices or the underlying index stocks.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying indices or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity.   Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the levels of the underlying indices or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the underlying indices — directly or indirectly by affecting the price of the underlying index stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underlying indices or underlying index stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of an underlying index or underlying index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the underlying indices or underlying index stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the underlying indices or underlying index stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underlying indices or underlying index stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of an Underlying Index or the Issuers of the Underlying Index Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the underlying indices or the issuers of the underlying index stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underlying indices or underlying index stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underlying indices or underlying index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the underlying indices or underlying index stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, underlying index, underlying index stocks or other similar securities, which may adversely impact the market for or value of your notes.

The Policies of an Underlying Index Sponsor and Changes that Affect an Underlying Index or the Underlying Index Stocks Comprising an Underlying Index, Could Affect the Contingent Coupons Payable on Your Notes, if Any, the Cash Settlement Amount If the Notes Are Automatically Called on Any Call Observation Date or the Cash Settlement Amount on the Stated Maturity Date and the Market Value of Your Notes

The policies of an underlying index sponsor concerning the calculation of the level of an underlying index, additions, deletions or substitutions of the underlying index stocks comprising such underlying index, and the manner in which changes affecting such underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the underlying index level, could affect the level of such underlying index and, therefore, whether the notes are automatically called, the contingent coupon payable on your notes, if any, on any coupon payment date and the market value of your notes before that date. Whether the notes are automatically called, the contingent coupons payable on your notes, if any, and their market value could also be affected if an underlying index sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index level, or if the underlying index sponsor discontinues or suspends calculation or publication of such underlying index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the applicable underlying index levels on any such date — and thus the amount payable on any coupon payment date, if any, or the cash settlement amount if the notes are automatically called on any call observation date or the cash settlement amount on the stated maturity date, as applicable — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the applicable underlying index levels on any trading day, a coupon determination date, a call observation date or the determination date and the contingent coupons payable on your notes, if any, or the cash settlement amount more fully under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlying Index” and “— Role of Calculation Agent” below.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The applicable underlying index sponsor calculates the level of an underlying index by reference to the prices of the underlying index stocks, without taking account of the value of dividends paid on those stocks.  Therefore, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in each underlying index and received the dividends paid on those stocks.  You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuers.  See “— You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

There Is No Affiliation Between the Underlying Index Stock Issuers or the Underlying Index Sponsor and Us

We are not affiliated with the issuers of the underlying index stocks or the underlying index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the underlying index sponsors or the underlying index stock issuers.  Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying indices or any of the underlying index stock issuers. You, as an investor in your notes, should make your own investigation into the underlying indices and the underlying index stock issuers.  See “The Underlying Indices” below for additional information about the underlying indices.

Neither the underlying index sponsors nor any of the underlying index stock issuers are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes.  Thus, neither the underlying index sponsors nor any of the underlying index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.

You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your notes will not make you a holder of any of the underlying index stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks.  Your notes will be paid in cash, as will any contingent coupon payments, and you will have no right to receive delivery of any underlying index stocks.

Past Underlying Index Performance is No Guide to Future Performance

The actual performance of the underlying indices over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the historical closing levels of the underlying indices or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the underlying indices.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

Because the MSCI Emerging Markets Index is a U.S. dollar denominated index whose underlying stock prices are converted by the MSCI Emerging Markets Index sponsor into U.S. dollars for purposes of calculating the value of the MSCI Emerging Markets Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in the MSCI Emerging Markets Index which are converted in such manner. An investor’s net exposure will depend on the extent to which the currencies represented in the MSCI Emerging Markets Index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall MSCI Emerging Markets Index. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of the MSCI Emerging Markets Index will be adversely affected and any coupon payments and the amount payable at maturity of the notes may be reduced.

Your Notes Are Linked to the Nikkei 225, Which Is Comprised of Underlying Index Stocks That Are Traded in a Foreign Currency But Not Adjusted to Reflect Their U.S. Dollar Value, And, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

Your notes are linked, in part, to the Nikkei 225 whose underlying index stocks are traded in a foreign currency but not adjusted to reflect their U.S. dollar value. The amount payable on your notes will not be adjusted for changes in the Japanese yen/U.S. dollar exchange rate. The amount payable will be based solely upon the overall change in the level of the Nikkei 225. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the underlying index component stocks are listed that, in turn, may affect the level of the Nikkei 225.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked, in part, to the Nikkei 225, which is comprised of stocks from one or more foreign securities markets, and, in part, to the MSCI Emerging Markets Index, which is comprised of stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

In addition, the value of your notes is linked in part to the MSCI Emerging Markets Index, which holds stocks traded in the equity markets of emerging market countries. The countries whose markets are represented by the MSCI Emerging Markets Index include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlying index sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the MSCI Emerging Markets Index.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing levels of the underlying indices on any coupon determination date, which we will use to determine the contingent coupon, if any, we will pay on any applicable coupon payment date; whether your notes will be automatically called; the final underlying index level of the lesser performing underlying index on the determination date, which we will use to determine the amount we must pay on the stated maturity date; whether to postpone a coupon determination date or the determination date because of a market disruption event or a non-trading day; the coupon determination dates; the coupon payment dates; the call observation dates; the call payment dates and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlying indices.  See “Specific Terms of Your Notes — Discontinuance or Modification of an Underlying Index” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.

The Calculation Agent Can Postpone a Coupon Determination Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on a date that would otherwise be a coupon determination date or the determination date, a market disruption event has occurred or is continuing with respect to any underlying index or that day is not a trading day with respect to any underlying index, such coupon determination date or the determination date will be postponed as provided under “Specific Terms of Your Notes — Coupon Determination Dates” and “Specific Terms of Your Notes — Determination Dates”, as applicable.   In no case, however, will the coupon determination date or the determination date be postponed to a date later than the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date, as applicable, or if the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date is not a business day, later than the first business day after the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date.  Moreover, if a coupon determination date or the determination date, as applicable, is postponed to the last possible day, but the market disruption event has not ceased by that day or that day is not a trading day, that day will nevertheless be the coupon determination date or the determination date, as applicable, for the corresponding coupon payment date or stated maturity date.  In such a case, the calculation agent will determine the applicable closing levels or final underlying index levels for such coupon determination date or the determination date based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-57 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Specific Terms of Your Notes

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $10 or an integral multiple of $10 in excess thereof

Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Underlying Index, Underlying Index Sponsor and Underlying Index Stocks

In this prospectus supplement, when we refer to an underlying index, we mean either the MSCI Emerging Markets Index or the Nikkei 225 specified on the front cover page, or any successor underlying index, as each may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Underlying Index” below.  When we refer to an underlying index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable underlying index as then in effect.  When we refer to the underlying index stocks of an underlying index as of any time, we mean the stocks that comprise the underlying index as then in effect, after giving effect to any additions, deletions or substitutions.

Autocall Feature

If, as measured on any call observation date, the closing levels of each underlying index is greater than or equal to its initial underlying index level, your notes will be automatically called. If your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the contingent coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes. No further payments will be made on the notes since your notes will no longer be outstanding. The notes cannot be called if the closing level of at least one underlying index is less than its respective initial level on a call observation date.

Payment of a Contingent Coupon

Subject to the autocall feature, on each coupon payment date, for each $10 face amount of your notes, we will pay you an amount in cash equal to:

•	if the closing level of each underlying index on the related coupon determination date is greater than or equal to its coupon barrier, $0.18375 (i.e., equal to a return of 7.35% per annum); or
•	if the closing level of at least one underlying index on the related coupon determination date is less than its coupon barrier, $0.00

The coupon barrier is 732.011 with respect to the MSCI Emerging Markets Index and 15,131.760 with respect to the Nikkei 225 (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth)).

Payment of Principal on Stated Maturity Date

If your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlying index level of each underlying index is greater than or equal to its downside threshold, $10 plus the final contingent coupon; or

•

if the final underlying index level of at least one underlying index is less than its downside threshold, the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying index return times (b) $10

The downside threshold is 732.011 with respect to the MSCI Emerging Markets Index and 15,131.760 with respect to the Nikkei 225 (in each case, 70.00% of such underlying index’s initial underlying index level (rounded to the nearest one-thousandth)).

With respect to each underlying index, the underlying index return is calculated by subtracting the initial underlying index level from the final underlying index level and dividing the result by the initial underlying index level, with the quotient expressed as a percentage.

The lesser performing underlying index is the underlying index with the lowest underlying index return.  The lesser performing underlying index return is the underlying index return of the lesser performing underlying index.

The initial underlying index level is 1,045.73 with respect the MSCI Emerging Markets Index and 21,616.80 with respect to the Nikkei 225 (in each case, the closing level of such underlying index on the trade date). With respect to each underlying index, the calculation agent will determine the final underlying index level, which will be the closing level of such underlying index on the determination date.  However, the calculation agent will have discretion to adjust the closing level on any call observation date or the determination date or to determine it in a different manner as described under “ — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of an Underlying Index” below.

Stated Maturity Date

The stated maturity date is August 1, 2024, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is July 29, 2024, unless the calculation agent determines that, with respect to any underlying index, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.

In the event the originally scheduled determination date is a non-trading day with respect to any underlying index, the determination date will be the first day thereafter that is a trading day for both underlying indices (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlying index on that day.  If a market disruption event with respect to an underlying index occurs or is continuing on the originally scheduled determination date or the first qualified trading day, the determination date will be the first following trading day on which the calculation agent determines that each underlying index has had at least one trading day (from and including the originally scheduled determination date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlying index will be determined on or prior to the postponed determination date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the determination date may differ from the date on which the level of an underlying index is determined for the purpose of the calculations to be performed on the determination date.)  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events.  On such last possible determination date, if a market disruption event occurs or is continuing with respect to an underlying index that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlying index, that day will nevertheless be the determination date.

Contingent Coupon and Coupon Payment Dates

The contingent coupons will be calculated and paid as described in this prospectus supplement.

The contingent coupons on the offered notes will be paid on the coupon payment dates (the dates specified in the table under the section “—Coupon Determination Dates” below, unless, for any such coupon payment date, that day is not a business day, in which case such coupon payment date will be postponed to the next following business day; if the coupon determination date is postponed as described under “— Coupon Determination Dates” below, such coupon payment date will be postponed by the same number of business day(s) from but excluding the applicable originally scheduled coupon determination date to and including the actual coupon determination date).  Although the coupon payment dates occur quarterly, there may not be an equal number of days between coupon payment dates.

Coupon Determination Dates

The coupon determination dates are specified in the table below, commencing on October 29, 2019 and ending on July 29, 2024, unless the calculation agent determines that, with respect to any underlying index, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.  In the event the originally scheduled coupon determination date is a non-trading day with respect to any underlying index, the coupon determination date will be the first day thereafter that is a trading day for both underlying indices (the “first qualified coupon trading day”) provided that no market disruption event occurs or is continuing for an underlying index on that day.  If a market disruption event with respect to an underlying index occurs or is continuing on the originally scheduled coupon determination date or the first qualified coupon trading day, the coupon determination date will be the first following trading day on which the calculation agent determines that each underlying index has had at least one trading day (from and including the originally scheduled coupon determination date or the first qualified coupon trading date, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlying index for that coupon determination date will be determined on or prior to the postponed coupon determination date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the coupon determination date may differ from the date on which the level of an underlying index is determined for the purpose of the calculations to be performed on the coupon determination date.)  In no event, however, will the coupon determination date be postponed to a date later than the originally scheduled coupon payment date or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events.  On such last possible coupon determination date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing with respect to an underlying index that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlying index, that day will nevertheless be the coupon determination date.  Although the coupon determination dates occur quarterly, there may not be an equal number of days between coupon determination dates.

Coupon Determination Dates	Coupon Payment Dates
October 29, 2019	October 31, 2019
January 29, 2020	January 31, 2020
April 29, 2020	May 1, 2020
July 29, 2020 Ɨ	July 31, 2020
October 29, 2020	November 2, 2020
January 29, 2021	February 2, 2021
April 29, 2021	May 4, 2021
July 29, 2021	August 2, 2021

October 29, 2021	November 2, 2021
January 31, 2022	February 2, 2022
April 29, 2022	May 4, 2022
July 29, 2022	August 2, 2022
October 31, 2022	November 2, 2022
January 30, 2023	February 1, 2023
April 28, 2023	May 3, 2023
July 31, 2023	August 2, 2023
October 30, 2023	November 1, 2023
January 29, 2024	January 31, 2024
April 29, 2024	May 1, 2024
July 29, 2024	August 1, 2024

Ɨ This is the first date on which your notes may be automatically called.

Call Observation Dates

The call observation dates are each coupon determination date commencing July 29, 2020, to the extent the notes are then outstanding, subject to adjustment as described under “— Coupon Determination Dates” above.  Although the call observation dates occur quarterly after July 29, 2020, there may not be an equal number of days between call observation dates.

Call Payment Dates

If your notes are automatically called on any call observation date, on the corresponding call payment date (the coupon payment date immediately after the applicable call observation date, unless, for any such call payment date, that day is not a business day, in which case such call payment date will be postponed to the next following business day; if the call observation date is postponed as described under “— Call Observation Dates” above, such call payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled call observation date to and including the actual call observation date) you will receive an amount in cash equal to $10 for each $10 face amount of your notes in addition to the contingent coupon then due, and no further payments will be made on the notes since your notes will no longer be outstanding.

Consequences of a Market Disruption Event or a Non-Trading Day

With respect to any underlying index, if a market disruption event occurs or is continuing on a day that would otherwise be a coupon determination date or the determination date, or such day is not a trading day, then such coupon determination date or the determination date will be postponed as described under “— Coupon Determination Dates” or “— Determination Date” above.  If any coupon determination date or the determination date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlying index will be the calculation agent’s assessment of such level, in good faith and in its sole discretion, on such last possible postponed coupon determination date or determination date, as applicable.

If any coupon determination date or the determination date is postponed due to a market disruption event with respect to any underlying index, the closing level of each underlying index with respect to such coupon determination date or the final underlying index level with respect to the determination date, as applicable, will be calculated based on (i) for any underlying index that is not affected by a market disruption event on (A) the applicable originally scheduled coupon determination date or the first qualified coupon trading day thereafter (if applicable) or (B) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlying index on that date, (ii) for any underlying index that is affected by a market disruption event on (A) the applicable originally scheduled coupon determination date or the first qualified coupon trading day thereafter (if applicable) or (B) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlying index on the first following trading day on which no market disruption event exists for such underlying index and (iii) the calculation agent’s assessment, in good faith and in its sole discretion, of the level of any underlying index on the last possible postponed coupon determination date or determination date, as applicable, with respect to such underlying index as to which a market disruption event continues through the last possible postponed coupon determination date or determination date.  As a result, this could result in the closing level on any coupon determination date or final underlying index level on the determination date of each underlying index being determined on different calendar dates.

For the avoidance of doubt, once the closing level for an underlying index is determined for a coupon determination date or determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or Modification of an Underlying Index

If an underlying index sponsor discontinues publication of an underlying index and such underlying index sponsor or anyone else publishes a substitute underlying index that the calculation agent determines is comparable to such underlying index, or if the calculation agent designates a substitute underlying index, then the calculation agent will determine the contingent coupon payable, if any, on the relevant coupon payment date or the cash settlement amount on the call payment date or the stated maturity date, as applicable, by reference to the substitute underlying index.  We refer to any substitute underlying index approved by the calculation agent as a successor underlying index.

If the calculation agent determines on a coupon determination date or the determination date, as applicable, that the publication of an underlying index is discontinued and there is no successor underlying index, the calculation agent will determine the contingent coupon or the cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlying index.

If the calculation agent determines that an underlying index, the underlying index stocks comprising that underlying index, any constituent underlying index or the method of calculating that underlying index is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the underlying index or any constituent underlying index or of the underlying index stocks and whether the change is made by the underlying index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlying index, is due to events affecting one or more of the underlying index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlying index by the underlying index sponsor pursuant to the then-current underlying index methodology of the index, then the calculation agent will be permitted (but not required) to make such adjustments in such underlying index or the method of its calculation as it believes are appropriate to ensure that the levels of such underlying index used to determine the contingent coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlying index may be made by the calculation agent in its sole discretion.  The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants.

Manner of Payment

Any payment or delivery on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding each underlying index, the coupon determination dates, the coupon payment dates, the regular record dates, the contingent coupon, if any, on each coupon payment date, each underlying index return, the closing levels of the underlying indices on each coupon determination date, each final underlying index level, the determination date, the call observation dates, call payment dates, business days, trading days, postponement of a coupon payment date, a call payment date or the stated maturity date and the amount of cash payable on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 21 in the accompanying prospectus. A day is a scheduled business day if, as of the trade date, such day is scheduled to be a New York business day.

Trading Day

When we refer to a trading day with respect to an underlying index, we mean (i) with respect to the MSCI Emerging Markets Index, a day on which such underlying index is calculated and published by the underlying index sponsor, regardless of whether one or more of the principal securities markets for the underlying index stocks are closed on that day, if the underlying index sponsor publishes the level of such underlying index on that day and (ii) with respect to the Nikkei 225, a day on which the respective principal securities markets for all of the underlying index stocks are open for trading, the underlying index sponsor is open for business and such underlying index is calculated and published by the underlying index sponsor.

Closing Level

When we refer to the closing level of the MSCI Emerging Markets Index on any trading day, we mean the closing level of such underlying index or any successor underlying index reported by Bloomberg Financial Services, or any successor reporting service we may select, on such trading day for that underlying index. Currently, whereas the underlying index sponsor publishes the official closing level of the MSCI Emerging Markets Index to six decimal places, Bloomberg Financial Services reports the closing level of the MSCI Emerging Markets Index to fewer decimal places. As a result, the closing level of the MSCI Emerging Markets Index reported by Bloomberg Financial Services generally may be lower or higher than the respective official closing level of the MSCI Emerging Markets Index published by its underlying index sponsor. When we refer to the closing level of the Nikkei 225 on any trading day, we mean the official closing level of such underlying index or any successor underlying index published by the underlying index sponsor on such trading day for such underlying index.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below), will be an amount in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we or the calculation agent may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor's Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event with respect to an underlying index:

•

a suspension, absence or material limitation of trading in underlying index stocks constituting 20% or more, by weight, of the underlying index or any constituent underlying index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying index, any constituent underlying index or to underlying index stocks constituting 20% or more, by weight, of such underlying index or any constituent underlying index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

underlying index stocks constituting 20% or more, by weight, of the underlying index, any constituent underlying index or option or futures contracts, if available, relating to the underlying index, any constituent underlying index or to underlying index stocks constituting 20% or more, by weight, of the underlying index or any constituent underlying index are not trading on what were the respective primary markets for those underlying index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes.  For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to an underlying index, any constituent underlying index or to any underlying index stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlying index stock is traded, or on which option or futures contracts relating to an underlying index, any constituent underlying index or an underlying index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in an underlying index stock or in option or futures contracts, if available, relating to an underlying index, any constituent underlying index or an underlying index stock in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to that underlying index stock or those contracts, or
•	a disparity in bid and ask quotes relating to that underlying index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one underlying index will not, by itself, constitute a market disruption event for the other unaffected underlying index.

As is the case throughout this prospectus supplement, references to the underlying index in this description of market disruption events includes any successor underlying index as it may be modified, replaced or adjusted from time to time.

Use of Proceeds

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

hEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked the underlying indices or the underlying index stocks on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the underlying indices or the underlying index stocks.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underlying indices or some or all of the underlying index stocks,
•	may take or dispose of positions in the securities of the underlying index stock issuers themselves,
•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets, and /or

•

may take short positions in the underlying index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underlying indices or the underlying index stocks.  We expect these steps to involve sales of instruments linked to the underlying indices on or shortly before the final coupon determination date.  These steps may also involve sales and/or purchases of some or all of the underlying index stocks, or listed or over-the-counter options, futures or other instruments linked to the underlying indices, some or all of the underlying index stocks or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE UNDERLYING INDICES

The Nikkei 225

The Nikkei Stock Average, more commonly known as the Nikkei 225, is a price-weighted equity index calculated, published and disseminated daily by Nikkei Inc. The Nikkei 225 is comprised of 225 highly liquid stocks of the Tokyo Stock Exchange First Section and aims to maintain long-term continuity and reflect changes in industry structure. The real-time price return Japanese yen value of the Nikkei 225 is reported by Bloomberg under the ticker symbol “NKY”. Publication of the Nikkei 225 began on September 7, 1950 and was originally calculated by the Tokyo Stock Exchange but has been calculated by Nikkei Inc. since 1970.  According to Nikkei Inc., the Nikkei 225 has been widely followed throughout its history as a barometer of the Japanese equity markets and the Japanese economy following World War II.  Additional information about the Nikkei 225 can be found on Nikkei Inc.’s website at: indexes.nikkei.co.jp/en/nkave. We are not incorporating by reference the website or any material it includes in this document.  Nikkei Inc. is under no obligation to continue to publish the Nikkei 225 and may discontinue the Nikkei 225 at any time as further described below.

Nikkei Inc. maintains an industry classification system of 36 industries, which it reclassifies into six industry sectors for purposes of the Nikkei 225.  The six industry sectors, and the underlying 36 industry classifications, are as follows:

•Technology — Pharmaceuticals, Electric Machinery, Automobiles and Automobile Parts, Precision Instruments and Communications;

•Financials — Banking, Other Financial Services, Securities and Insurance;

•Consumer Goods — Fishery, Foods, Retail and Services;

•Materials — Mining, Textiles and Apparel, Pulp and Paper, Chemicals, Petroleum, Rubber, Glass and Ceramics, Steel, Nonferrous Metals and Trading Companies;

•Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing and Real Estate; and

•Transportation and Utilities — Railway and Bus, Land Transport, Marine Transport, Air Transport, Warehousing, Electric Power and Gas.

As of July 12, 2019, the following sectors had the following weights in the Nikkei 225: Technology (43.75%), Financials (2.24%), Consumer Goods (26.34%), Materials (14.73%), Capital Goods/Others (10.05%) and Transportation and Utilities (2.88%). Percentages may not sum to 100% due to rounding.  (Sector designations are determined by the underlying index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

As of July 12, 2019, the top ten constituents of the Nikkei 225 and their respective weights were:

Company	Weight (%)
Fast Retailing Co., Ltd.	11.82%
Softbank Group Corp.	5.34%
Fanuc Corp.	3.25%
KDDI Corp.	2.92%
Tokyo Electron Ltd.	2.82%

Kyocera Corp.	2.43%
Daikin Industries, Ltd.	2.39%
Terumo Corp.	2.23%
Recruit Holdings Co., Ltd.	1.80%
FamilyMart UNY Holdings Co., Ltd.	1.77%

The information in the table and paragraph above was derived from sources we deem reputable but without independent verification by us. The other information regarding the index methodology described herein was derived from English language documents on Nikkei Inc.’s website but without independent verification.  Please note that in any case where differences arise between the English version of Nikkei Inc.’s index guide and the original Japanese version, the original Japanese document will prevail.

Construction of the Nikkei 225

In order to be eligible for the Nikkei 225, a stock must be an ordinary share of a domestic company listed on the Tokyo Stock Exchange First Section.  Non-ordinary shares such as exchange-traded funds, real estate investment trusts, preferred stock, preferred securities and tracking stocks are not eligible.  The constituents of the Nikkei 225 are reviewed once each year at the beginning of October (the “annual review”) and changes are typically implemented on the first trading day of October.  There is no limit to the number of additions or deletions that may result from the annual review. The annual review focuses on 1) a stock’s liquidity in the market and 2) industry sector balance. The purpose of the annual review is to maintain market representativeness of the constituents.

First, Nikkei Inc. assesses the liquidity of all eligible stocks by considering two factors: trading value of the preceding 5 years and magnitude of price fluctuation by volume of the preceding 5 years. Magnitude of price fluctuation by volume is calculated as the quotient of (1) the quotient of (i) the stock’s high price divided by (ii) such stock’s low price divided by (2) such stock’s trading volume. After performing the liquidity assessment, the stocks are then ranked in descending order of liquidity and the top 450 stocks constitute the “high liquidity group” and remain eligible for inclusion in the Nikkei 225. Any current constituents falling outside of the high liquidity group (ranked 451 or lower based on liquidity) are deleted from the Nikkei 225. Of those stocks in the high liquidity group, the top 75 with the highest liquidity and not already a constituent are added to the Nikkei 225.

Second, the 450 stocks within the high liquidity group are categorized into the six industrial sectors described above: technology, financials, consumer goods, industrial materials, capital goods/others and transportation/utilities. Once the number of stocks in each sector is determined, such number is divided in half to determine the target number of stocks from each sector that shall constitute the 225 constituents in the Nikkei 225. If any of the sectors are over-represented at that stage (i.e., there are a greater number of actual constituents in the Nikkei 225 for the sector relative to the target number of stocks for such sector), current constituents in the Nikkei 225 are deleted in order of ascending liquidity so those constituents with the lowest liquidity are removed from the Nikkei 225 until the overage is corrected. If any of the sectors are under-represented (i.e., there are a lesser number of actual constituents in the Nikkei 225 for the sector relative to the target number of stocks for such sector), non-constituent stocks within the high liquidity group are added in order of descending liquidity so those stocks with the highest liquidity are added to the Nikkei 225 until the shortage is corrected. This process is performed to achieve a group of 225 constituents that reflect the intended sector balance.

Calculation of the Nikkei 225

The Nikkei 225 is a weighted price average index in which the level of the Nikkei 225 is calculated as the quotient of (i) the sum of all constituents’ adjusted stock prices divided by (ii) the divisor (as described below). A constituent’s adjusted stock price is its stock price as adjusted by the presumed par value and such adjusted stock price is equal to the quotient of (i) the product of (a) the stock’s price times (b) 50 yen divided by (ii) the presumed par value of such stock (in yen). The Nikkei 225 level is rounded to the nearest hundredth and is calculated and published every 5 seconds beginning at 9 am (Tokyo time) daily.

The stock price used in the calculation is typically the last traded price of the constituent.  In some cases, however, the Tokyo Stock Exchange publishes a special quote for the constituent, and the special quote price will be used.  When this occurs, the special quote tends to be, but is not always, an intraday price.  If neither a special quote price nor a traded price is available, Nikkei Inc. will use the base price, which is usually the price used in calculating the Nikkei 225 on the prior day.  In the case of a stock that is trading ex-rights (e.g., after a stock split) for the first time on that day, however, Nikkei Inc. calculates an ex-rights theoretical price based on the price used for calculation on the preceding day and the appropriate adjustment to reflect the change in the stock.  Nikkei Inc. does not adjust for dividends in calculating the Nikkei 225.

The presumed par value of the constituent is intended to reflect the historical basis on which the stock is traded.  Japanese law abolished the concept of par value for stocks in 2001, but many stock prices reflect the former par value, such as 50, 500 or 50,000 yen. For example, stocks traded in units of 1 share (ex-par value of 50,000 yen) and stocks traded in units of 100 or 1000 shares have different price levels.  Therefore, in order to calculate the Nikkei 225 on a consistent basis, Nikkei Inc. adjusts the constituent prices, usually to a presumed par value of 50 yen.  Most of the constituents have a presumed par value of 50 yen, which means their original prices are simply used for purposes of calculating the Nikkei 225. However, not all constituents have a presumed par value of 50 yen – presumed par values of current constituents range from 25 yen to 500 yen. The presumed par value for each constituent is published on Nikkei Inc.’s website.

The presumed par value also may be adjusted to reflect large scale stock splits or reverse splits.  In these situations, Nikkei Inc. believes a divisor adjustment will not ensure continuity of the Nikkei 225.  Instead of adjusting the divisor, Nikkei Inc. adjusts the presumed par value or, in some cases, the constituent price.  For example, if a stock with a presumed par value of 50 yen splits 1 to 2, the presumed par value will be changed to 25 yen.  In calculating the Nikkei 225, the constituent price will be doubled to reflect the 50 par yen basis for calculating the Nikkei 225. In the case of a small scale split (such as a split of 1 to 1.1), the divisor will be adjusted instead of the presumed par value.

Divisor Adjustments

As noted above, the Nikkei 225 is calculated as an adjusted price average index, where the weight is based on the presumed par value. The divisor is intended to maintain continuity of the Nikkei 225 and is the denominator of the fraction used to calculate the average.  The divisor was initially the number of constituents, but has been changed over time to reflect stock splits, reverse splits, paid-in capital increases and other changes in the constituents.

When a stock splits or reverse splits, the level of paid-in capital increases, or there are other non-market corporate events affecting the constituents, the level of stock price changes. Also, when constituents are changed, the sum of stock prices (the numerator of the fraction prior to adjustment) changes based upon the prices of additions and deletions to the Nikkei 225. Therefore, the divisor is changed except in the case of large scale splits and reverse splits, in which the presumed par value is changed as discussed above.

The divisor for the next index day is calculated as the product of (i) the current day’s divisor times (ii) the quotient of (a) the sum of the base prices for the next day’s constituents divided by (b) the sum of the closing prices of the current day’s constituents used to calculate the Nikkei 225 level for the current day.  For purposes of calculating the divisor, the base prices for the next day’s constituents are calculated as follows:

•The base price for stocks the prices of which are not changed based on non-market events will be the same as the current day’s price used in calculating the Nikkei 225.

•The base price for stocks the presumed par value of which are changed will be the same as the current day’s price used in calculating the Nikkei 225 (and as a result of the presumed par value change, no change in the divisor will occur).

•The base price for stocks the prices of which will change for non-market corporate events will be a theoretical price calculated based on the current day’s prices and the ex-rights change in the stock.

•The base price for stocks becoming new index constituents on the next day will be the prices calculated for those stocks as if they were current constituents as discussed above.

As of July 12, 2019, the divisor of the Nikkei 225 was 27.237.  The divisor is published on Nikkei Inc.’s website on each Tokyo Stock Exchange trading day and is rounded to the nearest one-thousandth.  For additional information about the divisor, as well as calculation examples of divisor changes, please see the index guide on Nikkei Inc.’s website.

Maintenance of the Nikkei 225

Extraordinary Replacement

In addition to additions and deletions of constituents resulting from the annual review, changes to index constituents may also be made as a result of certain extraordinary events. Stocks delisted from the Tokyo Stock Exchange First Section as a result of bankruptcy, stocks designated by the Tokyo Stock Exchange as a “security to be delisted,” stocks of companies in bankruptcy, liquidation and similar events, stocks affected by corporate restructuring (including mergers, share exchanges and share transfers), stocks delisted due to excess debt, or stocks transferred to the Tokyo Stock Exchange Second Section will be deleted from the Nikkei 225. Constituents that are designated by the Tokyo Stock Exchange as “securities under supervision” become deletion candidates, but deletion is not automatic and the sustainability and probability of delisting from the exchange will be considered in determining whether to delete the constituent from the Nikkei 225.

If a constituent has been deleted from the Nikkei 225 based on an event described above, a stock will be added to replace the deleted constituent by selecting the highest liquidity stock in the same sector as the deleted constituent from the high liquidity group determined during the last annual review. However, if a deletion is scheduled close to an annual review, additional stocks may be selected as part of the applicable annual review process.  Additionally, if there are multiple deletions in a short period of time not close to a scheduled annual review, the standard annual review process assessing liquidity and sector balance will be followed to select new constituents rather than referring to the last annual review list.

Special Rules for Additions Resulting from Other Corporate Actions

Notwithstanding the process above, the following procedures may be applied in certain cases of corporate restructuring. Application of these special rules is determined for each particular case. Where (i) a constituent is merged and delisted or (ii) a newly established listed parent company receives its shares by transfer or exchange from another constituent, the delisted stock may be replaced by the successor company’s stock if it is or will be listed within a short period on the Tokyo Stock Exchange First Section. In the case of spin-offs where multiple companies remain listed on the Tokyo Stock Exchange First Section, the stock of the company that succeeds to the major operations of the former company will become a constituent of the Nikkei 225.

Except for constituent changes resulting from the annual review and from the circumstances described above under “Extraordinary Replacement” and “Special Rules for Additions Resulting from Other Corporate Actions”, there is no process for adding new constituents to the Nikkei 225.  After consultation with academics and market professionals, Nikkei Inc. decides and announces the list of deletions and additions. As discussed above under “Calculation of the Nikkei 225”, the divisor is adjusted accordingly to maintain continuity when constituents are added or deleted from the Nikkei 225. Deletions and additions to the Nikkei 225 resulting from either the annual review or extraordinary events are generally effective on the same day in an effort to maintain the number of constituents at 225. However, when necessary, additions may be made after the deletions take effect and during the interim period, the Nikkei 225 may be calculated with less than 225 constituents. For example, in the case of sudden events, such as bankruptcy, there may be a short announcement period before the deletion is effective or if such constituent is promptly deleted, the new constituent may be added after a short period of notice.

Changes to the Nikkei 225 Methodology

Although the Nikkei 225 is calculated and maintained in accordance with the information provided in the methodology maintained on Nikkei Inc.’s website, Nikkei Inc. has discretion to take measures it deems appropriate upon the occurrence of events which are not covered in the methodology or in circumstances where it is difficult to continue to calculate the Nikkei 225 using the rules described in such methodology.

License Agreement between Nikkei Inc. and GS Finance Corp.

Goldman Sachs has entered into a non-exclusive license agreement with Nikkei Inc. (“NKI”) whereby GS Finance Corp., in exchange for a fee, will be permitted to use the Nikkei 225 in connection with the offer and sale of your security.  Any intellectual property rights relating to the Nikkei 225 belong to NKI. Goldman Sachs is not affiliated with NKI; the only relationship between NKI and Goldman Sachs is the licensing of the use of the Nikkei 225 and trademarks relating to the Nikkei 225.

NKI is under no obligation to continue the calculation and dissemination of the Nikkei 225.  Your security is not sponsored, endorsed, sold or otherwise promoted by NKI.  No inference should be drawn from the information contained herein that NKI makes any representation or warranty, express or implied, to us or any holder of your security or any member of the public regarding the advisability of investing in securities generally or in your security in particular or the ability of the Nikkei 225 to track generally stock market performance.

NKI determines, composes and calculates the Nikkei 225 without regard to your security.  NKI has no obligation to take into account your interest, or that of anyone else having an interest, in your security in determining, composing or calculating the Nikkei 225 or any successor index.  NKI is not responsible for and has not participated in the determination of the terms, prices or amount of your security and will not be responsible for or participate in any determination or calculation regarding the principal amount of your security payable at the stated maturity date. NKI has no obligation or liability in connection with the administration, marketing or trading of your security.

Neither NKI nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225.  NKI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 or the manner in which the Nikkei 225 is applied in determining the level of the Nikkei 225 or any amount payable upon maturity of your security.

NKI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 OR ANY DATA INCLUDED IN THE NIKKEI 225.  NKI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”) through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The MSCI Emerging Markets Index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant emerging markets. Additional information about the MSCI Indices is available on the following website: msci.com/index-methodology. Daily closing level information for the MSCI Emerging Markets Index is available on the following website: msci.com. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

The MSCI Emerging Markets Index is intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are, as of the date of this prospectus supplement, Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. The constituent stocks of the MSCI Emerging Markets Index are derived from the constituent stocks in the 26 MSCI standard single country indices for the emerging market countries listed above. The MSCI Emerging

Markets Index is calculated in U.S. dollars on a price return net basis. The MSCI Emerging Markets Index was launched on December 31, 1987 at an initial value of 100.

MSCI Emerging Markets Index Stock Weighting by Country as of July 23, 2019

Country	Percentage (%)*
Argentina	0.34%
Brazil	7.97%
Chile	0.93%
China	31.63%
Colombia	0.44%
Czech Republic	0.153
Egypt	0.14%
Greece	0.30%
Hungary	0.30%
India	8.66%
Indonesia	2.16%
Korea, Republic Of	12.06%
Malaysia	2.13%
Mexico	2.42%
Pakistan	0.03%
Peru	0.40%
Philippines	1.15%
Poland	1.09%
Qatar	0.99%
Russian Federation	3.90%
Saudi Arabia	1.40%
South Africa	6.04%
Taiwan, Province Of China	11.15%
Thailand	2.94%
Turkey	0.55%
United Arab Emirates	0.34%

*Information provided by MSCI. Percentages may not sum to 100% due to rounding.

As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 semi-annual index review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index.

As of the close on May 28, 2019, MSCI began a three-step process to further increase the weight of China A shares in the MSCI Emerging Markets Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by increasing the foreign inclusion factor-adjusted market capitalization of all large cap China A shares in the MSCI Emerging Markets Index from 5% to 10% and adding 26 China A shares (18 of which are ChiNext stocks) at 10% of their foreign inclusion factor-adjusted market capitalization. With the implementation of this first step, China A shares initially had an aggregate weight of 1.76% in the MSCI Emerging Markets Index. The second step will coincide with the August 2019 quarterly index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 10% to 15%. The third step will coincide with the November 2019 semi-annual index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 15% to 20% and add mid cap China A shares, including eligible ChiNext shares, to the MSCI Emerging Markets Index at 20% of their foreign inclusion factor-adjusted market capitalization. On completion of this three-step implementation, there will be 253 large- and 168 mid-cap China A shares, including 27 ChiNext shares, on a pro forma basis in the MSCI Emerging Markets Index, representing a weight of 3.3% in the pro forma index.

As of the close on May 28, 2019, MSCI began a two-step process to include the MSCI Saudi Arabia Index in the MSCI Emerging Markets Index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by adding 30 Saudi Arabian securities at 50% of their foreign inclusion factor-adjusted market capitalization, initially representing an aggregate weight of 1.42% in the MSCI Emerging Markets Index. The second step of the inclusion will coincide with the August 2019 quarterly index review. In addition, MSCI has reclassified the MSCI Argentina Index from a “frontier market” to an “emerging market”, and added eight Argentinian securities initially representing an aggregate weight of 0.26% in the MSCI Emerging Markets Index. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as American depositary receipts.

MSCI divides the companies included in the MSCI Emerging Markets Index into eleven Global Industry Classification Sectors: Communication Services, Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate and Utilities.

MSCI Emerging Markets Index Stock Weighting by Sector as of July 23, 2019

Sector** ǂ	Percentage (%)*
Communication Services	11.67%
Consumer Discretionary	13.58%
Consumer Staples	6.48%
Energy	7.77%
Financials	24.86%
Health Care	2.55%
Industrials	5.28%
Information Technology	14.27%
Materials	7.34%
Real Estate	2.97%
Utilities	2.78%

*Information provided by MSCI.  Percentages may not sum to 100% due to rounding.

** Sector designations are determined by the underlying index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

ǂ The Global Industry Classification Structure, which MSCI utilizes to classify the constituents of the underlying index, was updated in September 2018. Please see “―Classifying Securities under the Global Industry Classification Standard” below for additional information about these updates.

Construction of the MSCI Emerging Markets Index

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard. The MSCI Emerging Markets Index construction methodology differs in some cases depending on whether the relevant market is considered a developed market or an emerging market. All of the MSCI Indices are standard indices, meaning that only securities that would qualify for inclusion in a large cap index or a mid cap index will be included as described below.

Defining the Equity Universe

Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.  Preferred shares that exhibit characteristics of equity securities are eligible.

Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.

(i) Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe.  A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.

In order for a country to meet the foreign listing materiality requirement, MSCI determines all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.

(ii) Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:

Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

•

First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•

Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

•

The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of May 2017, the equity universe minimum size requirement was set at U.S. $236 million. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market.

Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:

(1) Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used).

(2) Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas.  If the security has two or more listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).

(3) Foreign listing in a different geographical region (if the security has two or more listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above U.S. $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the MSCI Emerging Markets Index, outside of a quarterly or semi-annual index review.

Minimum Foreign Room Requirement:  This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•Investable Market Index (Large Cap + Mid Cap + Small Cap)

•Standard Index (Large Cap + Mid Cap)

•Large Cap Index

•Mid Cap Index

•Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size−segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For emerging market indices, the market coverage for a standard index is 42.5%. As of April 2017, the global minimum size range for an emerging market standard index is a full market capitalization of USD 1.37 billion to USD 3.16 billion.

Index Continuity Rules for Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index and a minimum number of three constituents will be maintained for an emerging market standard index, and involves the following steps:

•If after the application of the index construction methodology, a developed market standard index contains fewer than five securities or an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the MSCI Emerging Markets Index in order to reach the minimum number of required constituents.

•At subsequent MSCI Emerging Markets Index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.

Constituent underlying index means any of the component country indices comprising the MSCI Emerging Markets Index.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into value or growth segments. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.

Classifying Securities under the Global Industry Classification Standard

 All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The GICS classification of each security is used by MSCI to construct additional indices.

As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Classification Sector structure changes are effective for the MSCI Emerging Markets Index as of the open of business of December 3, 2018 to coincide with the November 2018 semi-annual index review.

Calculation Methodology for the MSCI Emerging Markets Index

The performance of the MSCI Emerging Markets Index is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Maintenance of the MSCI Emerging Markets Index

In order to maintain the representativeness of the MSCI Indices, structural changes may be made by adding or deleting component securities. Currently, such changes in the MSCI Indices may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe.

Ongoing event-related changes to the MSCI Emerging Markets Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future; or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event unless, in either case, it is a standard index constituent with a minimum free float-adjusted market capitalization is not at least two-thirds of one-half of the standard index interim size segment cut-off. Share conversions may also give rise to an early deletion. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: block sales, block buys, secondary offerings and transactions made by way of immediate book-building that did not meet the requirements for implementation at the time of such event; corporate events that should have been implemented at the time of such event but  could not be reflected immediately due to lack of publicly available details at the time of the event; exercise of IPO over-allotment options which result in an increase in free float; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; re-estimates of free float figures resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents; and acquisition by shares of non-listed companies or assets. However, no changes in foreign inclusion factors are implemented for any of the above events if the change in free float estimate is less than 1%, except in cases of correction. Small changes in the number of shares resulting from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents, periodic conversion of a share class into another share class, exercise of over-allotment options, exercise of share buybacks, or the cancellation of shares, are generally updated at the quarterly index review rather than at the time of the event. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining each component country index.

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the MSCI Emerging Markets Index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the MSCI Emerging Markets Index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the MSCI Emerging Markets Index. The following MSCI Emerging Markets Index maintenance activities, among others, are undertaken during each semi-annual index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the MSCI Emerging Markets Index at the time of the previous quarterly index review; the minimum size requirement for the MSCI Emerging Markets Index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the MSCI Emerging Markets Index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); and changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction). During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement during the previous semi-annual index review (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given semi-annual index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.

The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

MSCI Emerging Markets Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Daily closing price information for the MSCI Emerging Markets Index is available on the following website: msci.com. We are not incorporating by reference that website or any material it includes in this prospectus supplement.

License Agreement between MSCI Inc. (“MSCI”) and GS Finance Corp.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by GS Finance Corp. Notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY GS FINANCE CORP. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO NOTES OR THE ISSUER OR OWNER OF NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF NOTES INTO

CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS FINANCE CORP., ITS CUSTOMERS OR COUNTERPARTIES, ISSUERS OF UNDERLIER LINKED- NOTES, OWNERS OF NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Closing Levels of the Underlying Indices

The closing levels of the underlying indices have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of any underlying index during the period shown below is not an indication that such underlying index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlying index as an indication of the future performance of an underlying index.  We cannot give you any assurance that the future performance of any underlying index or the underlying index stocks will result in you receiving any contingent coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying indices.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlying index levels between the date of this prospectus supplement and the date of your purchase of the offered notes.  The actual performance of an underlying index over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlying index from January 1, 2014 through July 29, 2019.  As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the underlying indices are published to six decimal places by the underlying index sponsors, Bloomberg Financial Services reports the levels of underlying indices to fewer decimal places.

Historical Performance of the MSCI Emerging Markets Index

Historical Performance of the Nikkei 225

Correlation of the Underlying Indices

The graph below shows the historical closing levels of each underlying index from January 1, 2014 through July 29, 2019. For comparison purposes, each underlying index has been adjusted to have a closing level of 100.00 on January 1, 2014 by dividing the closing level of that underlying index on each day by the closing level of that underlying index on January 1, 2014 and multiplying by 100.00. We obtained the closing levels used to determine the adjusted closing levels in the graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlying indices as an indication of the future performance of the underlying indices.

Historical Performances of the MSCI Emerging Markets Index and the Nikkei 225

Movements in the values of the underlying indices may be correlated or uncorrelated at different times during the term of the notes and, if there is correlation, such correlation may be positive (the underlying indices move in the same direction) or negative (the underlying indices move in reverse directions). The more similar the movements of the daily returns of the underlying indices over the given period, the more positively correlated those underlying indices are. The graph above illustrates the historical performance of each underlying index relative to the other underlying index over the time period shown and provides an indication of how the relative performance of the daily returns of one underlying index has historically been to another. However, it is the actual level of the lesser performing underlying index (and not the level of historical correlation between the underlying indices) that determines the return on your notes.

Please read “Additional Risk Factors Specific to Your Notes—You Are Exposed to the Market Risk of Each Underlying Index” on page S-19 of this prospectus supplement.

Supplemental Discussion of Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underlying indices. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Contingent coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid contingent coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the contingent coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of contingent coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the contingent coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the contingent coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the contingent coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a U.S. alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the contingent coupon payments were characterized as contract fees). Withholding also may not apply to contingent coupon payments made to you if: (i) the contingent coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the contingent coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any contingent coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying indices during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any contingent coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

Supplemental Plan of Distribution

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 2.5% of the face amount.

In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on July 31, 2019.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Any notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)

a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and
(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;
b)

at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Page
Summary Information	S-5
Hypothetical Examples	S-9
Additional Risk Factors Specific to Your Notes	S-15
Specific Terms of Your Notes	S-29
Use of Proceeds	S-39
Hedging	S-39
The Underlying Indices	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-57
Employee Retirement Income Security Act	S-62
Supplemental Plan of Distribution	S-63
Conflicts of Interest	S-65
Validity of the Notes and Guarantee	S-66

Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$1,653,500

GS Finance Corp.

Trigger Autocallable Contingent Yield Notes due 2024

guaranteed by

The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent